EXHIBIT E-1

Opinion Letter of Counsel
(AGL Resources Inc.)

[Letterhead of AGL Resources Inc.]

May 17, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  AGL Resources Inc., Application to Sell Certain Nonutility Businesses

Ladies and Gentlemen:
This opinion is furnished to the Securities and Exchange Commission (the “Commission) in connection with the filing with the Commission of the Application-Declaration of Form U-1 referenced above (the “Application”) of AGL Resources Inc. (“AGLR” or the “Applicant”) under the Public Utility Holding Company Act of 1935, as amended (the “Act”).

The Application requests that the Commission issue an order authorizing AGLR, a registered public utility holding company, to sell three of its indirect subsidiaries.

I am Senior Vice President, General Counsel, and Chief Compliance Officer of AGLR. I am a member of the bar of the state of Georgia, the place of incorporation of AGLR. I am not a member of the bars in certain other states in which the AGLR subsidiaries at issue are incorporated, or qualified to do business, and I do not hold myself out as an expert in the laws of such states. I have, to the extent I deem necessary, consulted and will consult with counsel to be employed or retained by AGLR, who are experts in the law applicable to the proposed transactions.

In connection with this opinion, I or my representatives have examined originals or copies certified or otherwise identified to my satisfaction of such corporate records of AGLR and its subsidiaries, certificates of public officials, certificates of officers and representatives of AGLR and its subsidiaries, and other documents as I have deemed necessary in order to render the opinions hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to the original documents of all documents submitted to me as copies. As to any facts material to my opinion, I have, when relevant facts were not independently established, relied upon the aforesaid agreements, instrument, certificates and documents.

Securities and Exchange Commission
May 17, 2005

The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions.

(i)
the Commission shall have duly entered an appropriate order or orders with respect to the transactions proposed in the Application, granting and permitting the Application to become effective under the Act and the rules and regulations thereunder, and such transactions are consummated in accordance with the Application and the Commission’s orders;

(ii)
the transactions proposed in the Application shall have been duly authorized and approved, to the extent necessary, by any regulatory agency or court with jurisdiction over the proposed transactions, and by the boards of directors or other governing bodies of the Applicant or associate companies listed in the Application;

(iii)
the Applicant shall have obtained all consents, waivers and releases, if any, required for the transactions described in the Application under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits;

(iv)
appropriate corporate actions will have been taken by both the seller and buyer of the interests and securities contemplated by the Application and the documents transferring the interests and securities will have been duly authorized, executed and delivered with all appropriate transfer or other taxes paid:

(v)
each of the Applicant’s subsidiaries who are listed in the Application will at the time of the proposed transactions be a duly incorporated corporation or duly formed limited liability company or partnership in the jurisdiction in which it is domiciled and

(vi)	no act or event shall have occurred subsequent to the date hereof which would change the opinions expressed below.

Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, I am of the opinion that in the event the proposed transactions are consummated in accordance with the Application:

(a)
state laws applicable to AGLR and its associate companies in respect to the transactions proposed in the Application as discussed in the Application will be complied with at the time AGLR undertakes such transactions; however I express no opinions as to state blue sky laws;

(b)
(i) the issuer of any securities being issued, sold, acquired, guaranteed or modified, as provided in the Application, will be validly organized and duly existing, (ii) such securities will, in the case of stock, be validly issued, fully paid and nonassessable, or, if not immediately fully paid and nonassessable, the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges, and (iii) such securities will, in the case of debt securities, be valid and binding obligations of the issuer or guarantor in accordance with their terms;

(c)	the Applicant will legally sell any securities or assets being sold, as provided in the Application; and

(d)	the consummation of the transactions proposed in the Application will not violate the legal rights of the holders of any securities issued by the Applicant or any associate company thereof.

This opinion is intended solely for the use of the Commission in connection with its review of the above-referenced Application, and may not be relied upon by any other person or used for any other purpose. I hereby consent to the use of this opinion as an exhibit to the Application.

Very truly yours,

/s/ Paul R. Shlanta
Paul R. Shlanta
Senior Vice President, General Counsel and Chief
Compliance Officer